AGREEMENT OF PURCHASE AND SALE
(6411 Beckley Street & 6611 Tributary Street, Baltimore, Maryland)

This Agreement of Purchase and Sale (“Agreement”) is made as of the 17th day of December 2004 (“Effective Date”) between Guilford Pharmaceuticals Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Purchaser”).

RECITALS

A. Beckley Property. Guilford Real Estate Trust 1998-1, a common law trust (the “Guilford Real Estate Trust”), is the owner of the following property (collectively, the “Beckley Property”):

(i) an approximately 77,225 square foot building located at 6411 Beckley Street, Baltimore, Maryland 21224, as more fully described in Exhibit A-1 attached hereto (the “Beckley Real Property”);

(ii) all tangible personal property permanently affixed to the Beckley Real Property, including, without limitation, the equipment and machinery listed on Schedule 1-A attached hereto (the “Beckley Tangible Personal Property”); and

(iii) the plans and specifications for the improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Beckley Property or the Beckley Tangible Personal Property and assignable); and insurance proceeds and condemnation awards or claims thereto, including, without limitation, the items listed on Schedule 1-B attached hereto (the “Beckley Intangible Personal Property”).

B. Existing Beckley Lease. Seller is the sole tenant of the Beckley Property pursuant to that certain Lease Agreement dated as of February 5, 1998 (the “Existing Beckley Lease”).

C. Beckley Trust Interests. Seller holds 100% of the beneficial interest in the Guilford Real Estate Trust (the “Beckley Trust Interests”).

D. Tributary Property. Crown Royal Limited Partnership, a Maryland limited partnership (the “Crown Royal Partnership”), is the owner of the following property (collectively, the “Tributary Property” and, together with the Beckley Property, the “Properties”):

(i) an approximately 91,592 square foot building located at 6611 Tributary Street, Baltimore, Maryland 21224, as more fully described in Exhibit A-2 attached hereto (the “Tributary Real Property”);

(ii) all tangible personal property permanently affixed to the Tributary Real Property, including, without limitation, the equipment and machinery listed on Schedule 1-C attached hereto (the “Tributary Tangible Personal Property” and, together with the Beckley Tangible Personal Property, the “Tangible Personal Property”); and

(iii) the plans and specifications for the improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Tributary Property or the Tributary Tangible Personal Property and assignable); and insurance proceeds and condemnation awards or claims thereto, including, without limitation, the items listed on Schedule 1-D attached hereto (the “Tributary Intangible Personal Property”).

E. Existing Tributary Lease. Seller is the sole tenant of the Tributary Property pursuant to that certain Standard Net Lease Agreement dated August 30, 1994 (the “Existing Tributary Lease” and, together with the Existing Beckley Lease, the “Existing Leases”).

F. Crown Royal Interests. Wilmac II Partnership, William J. McCarthy, Michael J. McCarthy, Stephen D. McCarthy and Mary Sue McCarthy (collectively, the “Tributary Sellers”) are the holders of 100% of the general and limited partnership interests in the Crown Royal Partnership.

G. Purpose. The parties are entering into this Agreement, in order, among other things, to provide a mechanism for Seller to sell to Purchaser, and Purchaser to purchase, all of the Beckley Trust Interests and all of the interests in the entity that owns the Tributary Property. More specifically, the parties intend, subject to the terms and conditions of this Agreement, to provide, among other things, for the following:

(i) The Tributary Sellers and Seller have entered into that certain Agreement of Sale of Membership Interests, attached hereto as Exhibit B (the “Purchase Agreement Re: Crown Royal Interests”), pursuant to which (a) the Tributary Sellers shall commit to convert the Crown Royal Partnership into a Maryland limited liability company named BMR-6611 Tributary Street LLC (“BMR-Tributary LLC” and, collectively with the Guilford Real Estate Trust and the Crown Royal Partnership, the “Property Entities”), and (b) the Tributary Sellers shall commit to sell, and Seller shall commit to purchase, all of the membership interests in BMR-Tributary LLC (“Crown Royal Interests”), on the terms and conditions set forth therein.

(ii) The following to occur subsequent to the conversion described in subparagraph (i) above and substantially concurrently with each other, all upon the terms and conditions set forth herein:

(a) Seller shall assign to Purchaser all of Seller’s right, title and interest in the Purchase Agreement Re: Crown Royal Interests;

(b) Guilford Real Estate Trust, as landlord, and Seller, as tenant, will amend and restate the Existing Beckley Lease (the “Beckley Lease”); and

(c) BMR-Tributary LLC, as landlord, and Seller, as tenant, will amend and restate the Existing Tributary Lease, pursuant to which the Seller shall terminate Seller’s option to purchase the Tributary Property (“Tributary Lease” and, together with the Beckley Lease, the “Subject Leases”).

(iii) Seller shall sell to Purchaser, and Purchaser shall purchase, all of the Beckley Trust Interests and the rights under the Purchase Agreement Re: Crown Royal Interests.

AGREEMENT

In consideration of the foregoing and of the covenants and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree:

ARTICLE 1. SUBJECT RIGHTS / PURCHASE PRICE

1.1. Subject Rights. Subject to the terms and conditions of this Agreement, Seller hereby agrees to assign, sell, transfer, convey and set over to Purchaser, and Purchaser hereby purchases and accepts the following property (“Subject Rights”):

(a) Beckley Trust Interests. All of Seller’s right, title and interest in the Beckley Trust Interests, free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever; and

(b) Crown Royal Interests. All of Seller’s right, title and interest under the Purchase Agreement Re: Crown Royal Interests, free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever.

1.2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Subject Rights shall be Twenty-Five Million Dollars ($25,000,000) (the “Purchase Price”). The Purchase Price shall be paid as follows: (a) $3,810,000 shall be paid to the Tributary Sellers pursuant to the Purchase Agreement Re: Crown Royal Interests, (b) Purchaser shall be credited for the costs and expenses of the survey of the Tributary Real Property, premium for the Tributary Title Policy (as defined below), recording fees on the deed to the Tributary Real Property and one-half of the Escrow Agent’s closing fees payable by the “Purchaser” under Section 7.5 of the Purchase Agreement Re: Crown Royal Interests, and (c) the remainder shall be paid to Seller, as adjusted for prorations, deposits and other adjustments pursuant to and in accordance with the terms of the Closing Statement (as defined below).

1.3. Deposit of Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deposit $250,000 in cash as a good faith refundable deposit (such amount, including any interest earned thereon, the “Earnest Money”) with the Escrow Agent (as defined below). For purposes of this Agreement, a “Business Day” shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in San Diego, California generally are closed for business. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit C. Following the expiration of the Due Diligence Period (as defined below), the Earnest Money shall be non-refundable, except as otherwise provided herein, including, without limitation, Sections 4.3, 4.4 and 5.5. In the event of a termination of this Agreement prior to the expiration of the Due Diligence Period, the Earnest Money shall be returned to Purchaser upon any such termination. Seller agrees that it shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following delivery of notice to Purchaser and Escrow Agent of a Purchaser default hereunder and following the expiration of any applicable cure period, and Seller further agrees to provide Purchaser with a copy of such disbursement instruction concurrently with the delivery thereof to the Escrow Agent. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

1.4. Title Company and Escrow Agent. The “Escrow Agent” and “Title Company” are: Chicago Title Insurance Company, 925 B. Street, San Diego, California 92101, Attn: Renee Marshall (Tel #: (619) 544-6239; Fax #: (619) 544-6229).

1.5. Closing Date. The “Closing Date” shall mean December 17, 2004, subject to the extension rights pursuant to Sections 3.3, 4.3 and 4.4, and Purchaser’s right to shorten the Due Diligence Period pursuant to Section 2.2(c).

ARTICLE 2. INSPECTION

2.1. Seller’s Delivery of Specified Documents. Seller shall provide or make available to Purchaser at each Property or at Seller’s office: (i) the information and documents set forth on Exhibit D-1 attached hereto that are within Seller’s or its property manager’s possession or control (the “Property Information”) for each Property within two (2) Business Days after the Effective Date, and (ii) the information and documents set forth on Exhibit D-2 regarding the Crown Royal Partnership and the Guilford Real Estate Trust (the “Entity Information” and, together with the Property Information, the “Pertinent Information”) within two (2) Business Days after the Effective Date. Seller agrees to cooperate with Purchaser and make copies, at Seller’s expense, of such documentation as Purchaser may reasonably request during the course of Purchaser’s review of the Pertinent Information. The terms “Rent Roll,” “Operating Statements,” “Commission Schedule” and “Service Contracts” are defined in Exhibit D-1. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with any document described above and coming into Seller’s or its property manager’s possession or produced by or for Seller after the initial delivery of the Pertinent Information.

2.2. Due Diligence.

(a) Purchaser shall have until December 15, 2004 (the “Due Diligence Period”) in which to examine, inspect, and investigate the Properties, and, in Purchaser’s sole and absolute discretion, to determine whether the Properties or their tenants are satisfactory to Purchaser to proceed with this transaction.

(b) In the event Purchaser completes its due diligence prior to the expiration of the Due Diligence Period, Purchaser shall have the right to shorten the Due Diligence Period by up to five (5) days, by giving written notice to Seller on or before the expiration of the Due Diligence Period specifying the exact date the Due Diligence Period expires.

(c) Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. This Agreement shall continue in full force and effect if Purchaser does not give the written notice of termination. Upon such termination, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination.

2.3. Access. Upon reasonable notice to Seller, Purchaser and its agents, employees, consultants, lenders and representatives shall have reasonable access to the Properties during Seller’s normal business hours, and all books and records for the Properties that are in Seller’s or its property manager’s possession or control for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical, physical, soil and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser, provided, however, Purchaser may not conduct any invasive testing which would interrupt the conduct of Seller’s business, without Seller’s prior written consent. All access shall be subject to any rights of tenants, restrictions in tenant leases and procedures necessary to secure or preserve any confidential information of Seller. If any inspection or test disturbs either Property, Purchaser will restore such Property to its condition before any such inspection or test. During the pendency of this Agreement, Purchaser and its agents, employees, consultants, lenders and representatives shall have a continuing right of reasonable access to the Properties during Seller’s normal business hours in a manner which would not interrupt the conduct of Seller’s business, and any office where the records of the Properties are kept, with notice, for the purpose of examining and making copies of all books and records and other materials relating to the Properties in Seller’s or its property manager’s possession or control. During the Due Diligence Period, Purchaser may conduct tenant interviews. Purchaser shall have the right to conduct a “walk-through” of each Property before the Closing. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, tenants (and subtenants), representatives, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries; provided, however, that all communications to tenants/subtenants, and property management personnel shall be coordinated exclusively through Seller.

2.4. Service Contracts; Property Management and Leasing Agreements; Property Employees. During the Due Diligence Period, Purchaser shall notify Seller as to which Service Contracts Seller will be required to cause to be terminated prior to Closing. In addition, Seller shall cause to be terminated all property management or leasing agreement affecting the Properties.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1. Title Commitment and Survey. Purchaser shall cause a certified land surveyor to deliver to Purchaser on or prior to the date that is five (5) days before the expiration of the Due Diligence Period a separate ALTA-ACSM Urban survey for each of the Beckley Real Property and the Tributary Real Property (the “Surveys”) dated December 2004. Each Survey shall plot all plotable easements benefiting such property. Within five (5) days of the Effective Date, Purchaser shall cause the Escrow Agent to deliver: (a) a current, effective commitment for title policy for each of the Beckley Real Property and the Tributary Real Property, together with the legible copies of all documents referenced as exceptions therein, and (b) a current, effective commitment to issue the title insurance products described in Section 5.2(g) (the “Title Commitment”) for each of the Beckley Real Property and the Tributary Real Property issued by the Title Company, together with legible copies of all documents referenced as exceptions therein. Prior to the Closing Date, Purchaser shall upon seventy-two (72) hours written notice from Seller, order a date-down of the Title Commitments to the date of the request. If there are any new exceptions on the Title Commitment, then Seller shall either (i) work with the Title Company to remove the new exceptions, or (ii) have the Title Company revise such Title Commitment to incorporate the new exceptions.

3.2. UCC Commitment. Within two (2) days after the Effective Date, Purchaser shall order a UCC search with the applicable Secretary of State for each Seller, the Guilford Real Estate Trust and the Crown Royal Partnership. Purchaser acknowledges receipt of a UCC Search for each of the Tributary Sellers. On the date that is five (5) days before the expiration of the Due Diligence Period, Lawyers Title Insurance Corporation shall deliver to Purchaser a current effective commitment for UCC insurance (“UCC Commitments”) for each of the Beckley Trust Interests, the Crown Royal Interests and Purchaser’s entitlement to the Purchase Agreement Re: Crown Royal Interest, pursuant to which Lawyers Title Insurance Corporation shall insure the non-real estate assets for validity, enforceability, attachment, perfection and priority, and protection against fraud and forgery. The Title Commitments, the documents referred to therein, the UCC Commitments and the Surveys are referred to herein collectively as the “Title Documents.”

3.3. Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to each Property as disclosed by the Title Documents. Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. At Closing, whether or not Purchaser makes any objection with respect thereto, Seller shall cause to be removed any liens and security interests including, without limitation, mechanics and materialmens liens or claims thereof, and any exceptions or encumbrances to title which are created by or through Seller after the Effective Date. If Purchaser does not terminate this Agreement before the expiration of the Due Diligence Period pursuant to Section 2.2, then Purchaser shall have been deemed to have approved any title exception set forth in the Title Documents that Seller is not obligated to remove and did not agree in writing to remove or cure. If after the expiration of the Due Diligence Period the Title Company revises either Title Commitment or any of the UCC Commitments, or the surveyor revises either Survey, to add or modify exceptions, or to add or materially modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Purchaser is not made. In such case, the Closing Date shall be extended for up to ten (10) days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed.

3.4. Permitted Exceptions and Endorsements. “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement: real estate taxes not yet due and payable; tenants in possession as tenants only under the Subject Leases without any option to purchase or acquire an interest in either Property to the extent approved by Purchaser in accordance with Article 4 hereof. For the avoidance of doubt, the general exceptions in the Title Commitments will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. “Customary Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Properties are located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) subdivision map act; (g) zoning 3.1, with parking and loading docks; (h) mechanic’s lien; (i) deletion of creditors’ rights exception; (j) endorsement over environmental protection liens; (k) utilities endorsement; (l) non-imputation endorsement (the knowledge of any prior buyer, member or beneficial interest holder is not imputed to Seller); and (m) fairway endorsement (the Title Company treats the title policy as though nothing has changed even though a partner or member of the insured assigns its membership or partnership interests, but the insured does not change). In addition, Purchaser shall have the right to request such other endorsements as Purchaser may reasonably require during the Due Diligence Period based on its review of the Title Commitments and Surveys.

3.5. Owner’s Affidavit. Seller shall execute at Closing an Owner’s Affidavit relating to the Beckley Real Property in the form attached hereto as Exhibit E.

ARTICLE 4. 4.1.	OPERATIONS AND RISK OF LOSS Certain Pre-Closing Obligations.

(a) Beckley Documents. Within five (5) days after Purchaser notifies Seller that it has received all of the Pertinent Information, Seller shall deliver to Purchaser:

(i) a draft of the Amended and Restated Trust Agreement (“Guilford Trust Agreement”), evidencing (1) Seller’s ownership of 100% of the beneficial interest in the Guilford Real Estate Trust, free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever, and (2) that the Guilford Real Estate Trust owns the Beckley Property free and clear of all claims, monetary liens and debt (including, without limitation, the cancellation of $18,000,000 in debt and the termination of all notes and deeds of trust evidencing the same); and

(ii) a draft of the Assignment of Beckley Trust Interests (“Assignment of Beckley Trust Interests” and, together with the Guilford Trust Agreement, the “Beckley Documents”), vesting in Purchaser good title to the Beckley Trust Interests free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever.

Purchaser shall have seven (7) days after receipt of the Beckley Documents to notify Seller in writing of any changes to the Beckley Documents that Purchaser determines are necessary and appropriate, in Purchaser’s sole and absolute discretion. If Purchaser fails to notify Seller within such seven (7) day period, then Purchaser shall be deemed to have approved the Beckley Documents. If Purchaser notifies Seller within such seven (7) day period, then Seller shall endeavor in good faith to cause the changes to be implemented in the Beckley Documents during the Due Diligence Period. In the event Seller objects to any of the proposed changes, Seller shall negotiate in good faith with Purchaser to come to a resolution. In any event, at least five (5) days prior to the expiration of the Due Diligence Period, Seller shall deliver an executed copy of each of the Beckley Documents, in a form approved by Purchaser in a writing delivered to Escrow Agent, to Purchaser. If the terms of the Assignment of Beckley Trust Interests cannot be agreed upon for any reason at least two (2) days prior to the expiration of the Due Diligence Period, this Agreement shall terminate, in which event the Earnest Money shall be returned to Purchaser.

(b) Formation of BMR-Tributary LLC. Seller has delivered to Purchaser a draft of the BMR-Tributary LLC Agreement (“BMR-Tributary LLC Agreement”), pursuant to which: (i) the Tributary Sellers maintain the same share of profits and losses as they held in the Crown Royal Partnership, and (ii) the Tributary Sellers represent and warrant that the membership interests are free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever. Purchaser shall have until December 15, 2004 to notify Seller in writing of any changes to the BMR-Tributary LLC Agreement that Purchaser determines are necessary and appropriate, in Purchaser’s sole and absolute discretion. If Purchaser fails to notify Seller on or before December 15, 2004, then Purchaser shall be deemed to have approved the BMR-Tributary LLC Agreement. If Purchaser notifies Seller on or before December 15, 2004, then Seller shall endeavor in good faith to cause the changes to be implemented in the BMR-Tributary LLC Agreement. In the event Seller objects to any of the proposed changes, Seller shall negotiate in good faith with Purchaser to come to a resolution. In any event, if by December 15, 2004, Seller shall fail to deliver an executed copy of the BMR-Tributary LLC Agreement, in a form approved by Purchaser, this Agreement shall terminate, in which event the Earnest Money shall be returned to Purchaser.

(c) Purchase Agreement Re: Crown Royal Interests. The Tributary Sellers and Seller have entered into that certain Agreement of Sale of Membership Interests, attached hereto as Exhibit B, pursuant to which:

(i) the Tributary Sellers: (1) are the holders of 100% of the general and limited partnership interests in the Crown Royal Partnership, and (2) after the conversion of the Crown Royal Partnership into BMR-Tributary LLC, will be the holders of 100% of the membership interests in BMR-Tributary LLC;

(ii) the Tributary Sellers shall transfer all of their membership interests in BMR-Tributary LLC to Seller or its assignee in accordance with the terms of the Purchase Agreement Re: Crown Royal Interests;

(iii) each of the Tributary Sellers shall be signatories to the Purchase Agreement Re: Crown Royal Interests;

(iv) the Tributary Sellers shall represent and warrant: (1) as of the effective date of the Purchase Agreement Re: Crown Royal Interests, that they own their interests free and clear of any liens, rights, encumbrances or other claims of any other party whatsoever; and (2) as of the closing date of the Purchase Agreement Re: Crown Royal Interests, the transfer of all such interests shall be made free and clear of any liens, rights, encumbrances or other claims of any other party whatsoever. The representations and warranties set forth in this subparagraph (iv) shall survive closing as provided therein and are enforceable by the buyer thereunder; and

(v) during the executory period, the Tributary Sellers shall not further assign or encumber their interests or enter into any further agreements with respect to the Tributary Property.

(d) Concurrent Closing of Transactions. Seller shall perform, execute and deliver, any further actions, documents and will obtain such consents, as may be reasonably necessary to cause the Beckley Property to be vested in the Guilford Real Estate Trust and shall use commercially reasonable efforts to cause the Tributary Sellers to cause the Tributary Property to be vested in BMR-Tributary LLC. Seller shall further perform, execute and deliver, any further actions, documents and will obtain such consents, as may be reasonably necessary and within its control as to (iii) below, to cause the following to occur concurrently with the Closing Date:

(i) Seller’s conveyance of the Beckley Trust Interests to Purchaser;

(ii) Seller’s assignment of the Purchase Agreement Re: Crown Royal Interests to Purchaser; and

(iii) the Tributary Sellers’ conveyance of the Crown Royal Interests to Purchaser on the Closing Date.

4.2. Ongoing Operations. During the pendency of this Agreement:

(a) Guilford Real Estate Trust. Seller shall not enter into or amend, terminate, waive any default under, or grant concessions regarding the Guilford Trust Agreement (except as provided in Section 4.1(a)), or enter into any contract or agreement or act or refrain from acting in such a way that could change the status of the Guilford Real Estate Trust as a “grantor trust” or in any way jeopardize Seller’s beneficial interest in the Guilford Real Estate Trust.

(b) Purchase Agreement Re: Crown Royal Interests. Seller shall use commercially reasonable efforts to cause the Tributary Sellers to enter into the Purchase Agreement Re: Crown Royal Interests. Seller shall not enter into or amend, terminate, waive any default under, or grant concessions regarding the Purchase Agreement Re: Crown Royal Interests (except as provided in Section 4.1(c)), or enter into any contract or agreement or act or refrain from acting in such a way that could change the status of the Crown Royal Partnership or in any way jeopardize the Tributary Sellers’ partnership interests in the Crown Royal Partnership.

(c) Preservation of Business. Seller and the Guilford Real Estate Trust: (i) shall cause the Beckley Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall preserve intact the Beckley Property, preserve the good will and advantageous relationships of Seller and the Guilford Real Estate Trust with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business in the ordinary and usual course of business, (ii) shall perform its obligations under leases and other agreements affecting the Beckley Property, and (iii) shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

(d) Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(e) New Contracts. Without Purchaser’s prior written consent in each instance, neither Seller nor the Guilford Real Estate Trust shall enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be a material obligation affecting either Property or binding on Purchaser after the Closing.

(f) Leasing Arrangements. Seller will not enter into any lease, or amend, terminate, waive any default under, grant concessions regarding, or incur any obligation for leasing commissions or otherwise in connection with any lease without Purchaser’s prior written consent in each instance.

(g) Removal and Replacement of Tangible Personal Property. Seller will not remove any Tangible Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.

(h) Maintenance of Permits. Seller and the Guilford Real Estate Trust shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of either Property.

4.3. Damage. All risk of loss with respect to the Properties shall remain with Seller until the Closing Date, when full risk of loss with respect to the Properties shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any Material Damage to either Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for any damage which is not Material Damage, and shall transfer and assign any remaining insurance proceeds or rights thereto to Purchaser. Purchaser may elect by notice to Seller given within ten (10) days after Purchaser is notified of any Material Damage (and the Closing shall be extended, if necessary, to give Purchaser such ten (10) day period to respond to such notice) that Purchaser is electing to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. “Material Damage” shall mean the cost to repair such damage exceeds $1,000,000. If Purchaser fails to timely elect to terminate this Agreement, Purchaser shall be obligated to proceed to Closing.

4.4. Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to either Property. By notice to Seller given within ten (10) days after Purchaser receives notice of Material proceedings in eminent domain that are threatened or instituted by any body having the power of eminent domain with respect to either Property, and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election, Purchaser may terminate this Agreement (in which event the Earnest Money shall be returned to Purchaser) or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. The term “Material” as used herein shall mean the value of the condemnation award is in excess of $1,000,000. If Purchaser fails to timely elect to terminate this Agreement, Purchaser shall be obligated to proceed to Closing.

ARTICLE 5. CONDITIONS PRECEDENT; DEFAULT AND REMEDIES

5.1. Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Purchaser’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date; and

(b) Performance. As of the Closing Date, Purchaser shall have performed its obligations hereunder, in connection with the Closing hereunder, the obligations of the “Purchaser” under the Purchase Agreement Re: Crown Royal Interests, and all deliveries to be made by Purchaser at Closing have been tendered.

5.2. Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Seller’s and the Property Entities’ representations and warranties contained herein or in Seller’s Closing Certificate shall be true and correct as of the date of this Agreement and the Closing Date; and any update to Seller’s representations and warranties effectuated pursuant to this Agreement shall not have disclosed new facts that are material and adverse in relation to the applicable original representations and warranties. The balance sheet of the Guilford Real Estate Trust attached to Seller’s Closing Certificate shall not show additional assets or liabilities beyond those balance sheets approved by Purchaser during the Due Diligence Period, unless otherwise approved by Purchaser;

(b) Performance. As of the Closing Date, Seller and the Property Entities shall have performed their obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

(c) Default. As of the Closing Date, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement;

(d) Physical Condition. Subject to Section 4.3, the physical condition of the Properties shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted;

(e) Lease Condition.

(i) as of the Effective Date, the Existing Leases are in full force and effect, and (ii) Seller is the sole tenant at each of the Properties; and

(ii) as of the Closing Date, (1) Seller and Purchaser shall have executed the Subject Leases, (2) the Subject Leases shall be in full force and effect, (3) Seller shall be the sole tenant at each of the Properties, and (4) all of the leases affecting any portion of either Property;

(f) Title. Upon the sole condition of payment of the premium, at Closing, the Title Company shall be irrevocably committed to issue to Purchaser:

(i) an ALTA Owner’s Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the Closing Date, in the amount of $15,000,000, insuring Guilford Real Estate Trust 1998-1 and Purchaser, not individually, but solely as Owner Trustee under the Guilford Real Estate Trust 1998-1, as owner of good, marketable and indefeasible fee simple title to the Beckley Property, subject only to the Permitted Exceptions, and containing the Customary Endorsements (the “Beckley Title Policy”); and

(ii) an ALTA Owner’s Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the Closing Date, in the amount of $10,000,000, insuring BMR-Tributary LLC, as owner of good, marketable and indefeasible fee simple title to the Tributary Property, subject only to the Permitted Exceptions, and containing the Customary Endorsements (the “Tributary Title Policy” and, together with the Beckley Title Policy, the “Title Policies”);

(g) UCC Title Insurance. Upon the sole condition of payment of the premium, at Closing, the Title Company shall be irrevocably committed to issue to Purchaser the UCC Commitments provided in Section 3.2 hereof, free and clear of all liens, Permitted Exceptions, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever (“UCC Title Policy”);

(h) Bankruptcy. No proceeding shall have been commenced against Seller or the Property Entities under the federal Bankruptcy Code or any state law for relief of debtors;

(i) Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted, or issued which would adversely affect Purchaser’s use or development of either Property;

(j) Property Entities. Except as provided in this Agreement, there shall not have occurred since the Effective Date, any material change (including without limitation the initiation of any material litigation or other adversarial proceeding) in or relating to the business or operation of the Property Entities, and Seller shall not have taken, and Seller shall have not permitted the Property Entities to have taken, any action which would constitute a breach of this Agreement. No claim shall have been filed or threatened against Seller or the Property Entities seeking to prevent or set aside the Closing or seeking damages or compensation if the Closing occurs. The financial condition of Seller and the Property Entities shall be substantially the same on the Closing Date as on the date of execution of this Agreement;

(k) Concurrent Closing. The Closing hereunder shall not occur unless and until the closing under the Purchase Agreement Re: Crown Royal occurs.

(l) The Closing hereunder and the closing under the Purchase Agreement Re: Crown Royal shall occur concurrently.

(m) Other Condition. Any other condition set forth in this Agreement to Purchaser’s obligation to close shall have been satisfied by the applicable date.

5.3. Failure of Condition Precedent. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, either:

(a) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date, whereupon: (i) if such termination occurs prior to the expiration of the Due Diligence Period, then the Earnest Money shall be returned to Purchaser, (ii) if such termination occurs subsequent to the termination of the Due Diligence Period and Purchaser is in breach of its obligations under this Agreement, then the provisions of Section 5.4 shall apply, or (iii) if Seller is in breach of its obligations under this Agreement, then the provisions of Section 5.5 shall apply; or

(b) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

The foregoing shall not be construed as diminishing the respective rights of the parties under Sections 5.4(b) and 5.5(b).

5.4. Purchaser’s Defaults; Seller’s Remedies.

(a) In the event of a breach by Purchaser of its obligations under this Agreement after the expiration of the Due Diligence Period, which breach is not cured within five (5) days after Purchaser’s receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date) and Seller is willing, ready and able to perform its obligations hereunder, and shall have performed all of the obligations required of Seller as of the date Purchaser receives the notice of default from Seller, Seller’s sole remedy shall be to terminate this Agreement and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES.

Initials of Seller	Initials of Purchaser

(b) After Closing, in the event of a breach by Purchaser of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity.

5.5. Seller’s Defaults; Purchaser’s Remedies.

(a) In the event of a breach by Seller of its obligations under this Agreement, which breach is not cured within five (5) days after Seller’s receipt of notice of default from Purchaser (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Purchaser may elect only one of the following two remedies: (i) terminate this Agreement and receive: (1) a refund of the Earnest Money and any earnings thereon, plus (2) reimbursement from Seller for Purchaser’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser’s diligence with respect to the Properties, and Purchaser’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed one hundred thousand dollars ($100,000)); or (ii) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys’ fees and to seek recovery pursuant to Section 9.1 of this Agreement. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO PURCHASER IN THE EVENT OF A BREACH BY SELLER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT IN THE EVENT PURCHASER SELECTS TO ENFORCE ITS REMEDIES UNDER (I) ABOVE, PURCHASER SHALL RECEIVE A REFUND OF ALL EARNEST MONEY AND ANY EARNINGS THEREON, AND PURCHASER’S OUT OF POCKET COSTS NOT TO EXCEED $100,000.

Initials of Seller	Initials of Purchaser

(b) After Closing, in the event of a breach by Seller of its obligations under this Agreement that survive Closing, Purchaser may exercise any rights and remedies available at law or in equity.

ARTICLE 6. CLOSING

6.1. Closing and Escrow. The consummation of the transactions contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through the money escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the Closing Statement executed by Seller and Purchaser no later than 11:00 A.M. PST on the Closing Date, including, without limitation, Escrow Agent wiring the purchase price under the Purchase Agreement Re: Crown Royal Interests to the Tributary Sellers and the remainder of the Purchase Price to Seller, subject to adjustments and prorations in accordance with the Closing Statements. The parties understand that the Closing shall occur in San Diego, California requiring that all necessary deliveries to escrow must be completed by 1:00 P.M. PST on the second Business Day prior to the Closing Date.

6.2. Seller’s Deliveries in Escrow. Prior to 1:00 P.M. PST on the second Business Day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Amendment to Amended and Restated Guilford Real Estate Trust Agreement. The Amended and Restated Trust Agreement naming Purchaser as “Owner Trustee” and the holder of the 100% of the beneficial interests in the Guilford Real Estate Trust, provided, however, if Purchaser determines, in its sole and absolute discretion, that the “Owner Trustee” and the holder of the “beneficial interest” should be separate entities, Purchaser shall have the right to designate a substitute entity to become the “Owner Trustee” or the holder of the beneficial interests of the Guilford Real Estate Trust;

(b) Assignment of Beckley Trust Interests. The Assignment of Beckley Trust Interests, in form and substance approved pursuant to Section 4.1(a) hereof;

(c) Assignment of Agreement of Sale of Membership Interests. An Assignment of the Purchase Agreement Re: Crown Royal Interests, executed by Seller and the Tributary Sellers, substantially in the form of Exhibit F attached hereto transferring to Purchaser Seller’s rights as “Purchaser” under the Purchase Agreement Re: Crown Royal Interests, free and clear of all claims;

(d) Beckley Lease. The Beckley Lease, substantially in the form of Exhibit G attached hereto, executed by Seller;

(e) Tributary Lease. The Tributary Lease, substantially in the form of Exhibit G attached hereto, executed by Seller;

(f) Seller’s Closing Certificate. A certificate, substantially in the form of Exhibit H attached hereto (the “Seller’s Closing Certificate”), executed by Seller;

(g) Terminations. Terminations, effective no later than Closing, of those Service Contracts which Purchaser has elected not to assume, including any management and leasing agreements affecting the Properties;

(h) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company; and

(i) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

6.3. Purchaser’s Deliveries in Escrow. Prior to 1:00 P.M. PST on the second Business Day prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Beckley Lease. The Beckley Lease, substantially in the form of Exhibit G attached hereto, executed by Purchaser on behalf of the Guilford Real Estate Trust;

(c) Tributary Lease. The Tributary Lease, substantially in the form of Exhibit G attached hereto, executed by Purchaser on behalf of BMR-Tributary LLC; and

(d) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

6.4. Closing Statements/Closing Costs.

(a) Seller and Purchaser shall deposit with the Escrow Agent executed Closing Statements consistent with this Agreement in the form required by the Escrow Agent.

(b) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(c) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii) (iii) (iv)	the cost of the Survey; the premium for the Title Policy for each of the Properties; the UCC title insurance premium for the UCC Title Policies; and

(v) all recording fees in order to effectuate the Closing.

(d) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company; and

(ii) the Customary Endorsements.

(iii) An amount equal to the sum of (A) $25,530,80 (representing the security deposit paid by Seller under the Existing Tributary Lease) plus (B) the rent paid by Seller under the Tributary Lease relating to the period on or after the Closing, shall be paid by Purchaser to Seller to, and only to, the extent that Purchaser receives a credit for such sums under the Purchase Agreement Re: Crown Royal Interests.

6.5. Possession. At the time of Closing, Purchaser shall obtain possession of the Beckley Property and the Tributary Property, subject only to the Permitted Exceptions.

6.6. Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager: if in Seller’s or its property manager’s possession or control, the original Service Contracts; all permits and warranties; keys and other items, if any, used in the operation of the Properties; the original “as-built” plans and specification; all other available plans and specifications; and all operation manuals. Seller shall cooperate with Purchaser after Closing to transfer to Purchaser any such information stored electronically.

ARTICLE 7. PRORATIONS AND ADJUSTMENTS

7.1. Prorations. At least five (5) days prior to the Closing Date, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 7. Subject to the items in Subsections (a) through (d) of this Section 7.1, any taxes, assessments, charges under Service Contracts and utility charges applicable to Properties shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, with Seller bearing all such items to the extent attributable to the period prior to the Closing Date and Purchaser bearing all such items to the extent attributable the period commencing on the Closing Date. Notwithstanding the foregoing, if as of the Closing Date there are any outstanding (a) taxes, (b) assessments, (c) charges under Service Contracts that (pursuant to the terms of this Agreement) are to continue to bind the Property following the Closing Date, or (d) utility charges, and the same apply to the period prior to the Closing Date but are payable by the tenant under the terms of the Subject Leases, then Purchaser shall not receive a credit for such items except to the extent that such items are delinquent (pursuant to the terms of the applicable law or documentation creating such payment obligation) as of the Closing Date, and provided further that if Purchaser receives a credit at Closing for such an item on account of such a delinquency, then upon proper payment of such item by the tenant under the Subject Leases subsequent to the Closing and the provision of evidence of the same reasonably satisfactory to Purchaser, Purchaser promptly shall make a payment of an equal amount to such tenant.

7.2. Closing Statement. At least five (5) days prior to the Closing Date, Seller shall deliver to Purchaser a closing statement setting forth the prorations and adjustments to the Purchase Price pursuant to Section 7.1 (the “Closing Statement”). Purchaser shall have two (2) Business Days after receipt of the Closing Statement to notify Seller in writing of any changes to the Closing Statement. If Purchaser fails to notify Seller within such two (2) Business Day period, then Purchaser shall have been deemed to have approved the Closing Statement. If Purchaser notifies Seller within such two (2) Business Day period, then Seller shall endeavor in good faith to cause the changes to be implemented in the Closing Statement. In the event Seller objects to any of the proposed changes, Seller shall negotiate in good faith with Purchaser to come to a resolution.

7.3. Sales Commissions. Seller shall be responsible for paying Colliers Pinkard’s fee in connection with this transaction and Purchaser shall be responsible for paying CBRE’s fee in connection with this transaction. Except as provided above, Seller and Purchaser represent and warrant each to the other that they have not dealt with any other real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

7.4. Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to either Property and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Properties (including, but not limited to, Subject Leases) have been or will, by the Closing, be completed and paid for in full by Seller.

7.5. Transfer Taxes. In the event that the state or local transfer or recordation taxes are required to be paid under Maryland law as a result of the sale of the Beckley Membership Interests, Crown Royal Interests or Seller’s rights under the Purchase Agreement Re: Crown Royal Interests, Seller and Purchaser shall each be liable to pay one-half of any transfer or recordation taxes and interest payable pursuant to this transaction, should any be required. This indemnity shall survive the Closing.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

8.1. Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a Delaware corporation. Seller is in good standing and is qualified to do business in the state in which the Properties are located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b) Recitals. All matters set forth in the Recitals are true and correct as of the date hereof.

(c) Guilford Real Estate Trust and Beckley Trust Interests. For federal and applicable state and income tax purposes, the Guilford Real Estate Trust has been treated as a “grantor trust” since its formation. The Beckley Trust Interests constitute 100% of the issued and outstanding beneficial interests of the Guilford Real Estate Trust, free and clear of all liens, encumbrances, claims or liabilities of any kind or nature. There are no beneficial interests in the Guilford Real Estate Trust other than the Beckley Trust Interests, and other than as required in Section 4.1(a), there is no amendment to the trust agreement of the Guilford Real Estate Trust in effect as of the Effective Date.

(d) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller or the Guilford Real Estate Trust are a party or, to Seller’s knowledge, binding on Seller or the Guilford Real Estate Trust which is in conflict with this Agreement, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. There is not now pending or, to the best of Seller’s knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Seller or the Guilford Real Estate Trust that would prevent Seller or the Guilford Real Estate Trust from performing its obligations hereunder or against or with respect to either Property. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to either Property. Seller or, to Seller’s knowledge, the Tributary Sellers or the Property Entities, have not received any notice and Seller has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against either Property.

(e) Beckley Lease. Seller is the only tenant at the Beckley Property under the Existing Beckley Lease. Seller has not assigned the Existing Beckley Lease or sublet any part of the Beckley Property and does not hold the Beckley Property under an assignment or sublease. All work to be performed for Seller under the Existing Beckley Lease or any other agreement has been performed as required and has been accepted by Seller, and all allowances to be paid to Seller, including allowances for tenant improvements, moving expenses or other items, have been paid. The Existing Beckley Lease is in full force and effect, free from default and free from any event which could become a default under the Existing Beckley Lease and Seller has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Seller is not currently entitled to any rent abatement. All information set forth in the Rent Roll for the Beckley Property is or will be true, correct, and complete in all material respects as of its date. There are no leasing or other fees or commissions due, nor will any become due, in connection with the Existing Beckley Lease or any renewal or extension or expansion of the Existing Beckley Lease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. Seller shall amend and restate the Existing Beckley Lease prior to the Closing Date.

(f) Tributary Lease. Seller is the only tenant to the Tributary Property under the Existing Tributary Lease. Seller has not assigned the Existing Tributary Lease or sublet any part of the Tributary Property and does not hold the Tributary Property under an assignment or sublease. All work to be performed for Seller under the Tributary Lease or any other agreement has been performed as required and has been accepted by Seller, and all allowances to be paid to Seller, including allowances for tenant improvements, moving expenses or other items, have been paid. The Existing Tributary Lease is in full force and effect, free from default and free from any event which could become a default under the Existing Tributary Lease and Seller has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Seller is not currently entitled to any rent abatement. All information set forth in the Rent Roll for the Tributary Property is or will be true, correct, and complete in all material respects as of its date. There are no leasing or other fees or commissions due, nor will any become due, in connection with the Existing Tributary Lease or any renewal or extension or expansion of the Existing Tributary Lease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. Seller shall amend and restate the Existing Tributary Lease prior to the Closing Date, pursuant to which Seller shall terminate Seller’s option to purchase the Tributary Property.

(g) REIT Compliance. Neither the Crown Royal Partnership nor the Guilford Real Estate Trust hold any assets other than “real estate assets” as defined in Section 856(c)(5)(B) of the Internal Revenue Code of 1986 (the “Code”) or which generate income which would not qualify under Sections 856(c)(3) and 856(d) of the Code.

(h) Service Contracts; Operating Statements. The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts that are delivered to Purchaser are true, correct and complete copies of all of the Service Contracts affecting either Property. Neither Seller nor, to Seller’s knowledge, any Property Entity or any other party thereto is in default under any Service Contract.

(i) Legal Compliance. Seller and to Seller’s knowledge, the Property Entities have all material licenses, permits and certificates necessary for the use and operation of the Properties, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Properties. Neither Seller nor the Property Entities have received written notice that either Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering either Property. Neither Seller nor the Property Entities have received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Properties which have not been corrected to the satisfaction of the issuer of the notice.

(j) Environmental. Neither Seller nor the Guilford Real Estate Trust have knowledge of any violation of Environmental Laws related to the Properties or the presence or release of Hazardous Materials on or from the Properties except as disclosed in the Property Information. To Seller’s knowledge, neither Seller nor any tenant or other occupant, has used the Properties or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. To Seller’s knowledge, there are no underground storage tanks located on the Properties, except as disclosed in environmental reports furnished to Purchaser pursuant to this Agreement. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the Date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(k) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

For purposes of this Agreement, “Seller’s knowledge” means the knowledge of Edwin James III, the Senior Director of Facilities of Seller, and Bob Evans, the Facilities Manager of Seller (the “Seller Representatives”). Each of the Seller Representatives have worked for Seller for the past ten years, have current, actual knowledge of the agreements to which Seller and the Property Entities are a party and the conditions of the Beckley Property and the Tributary Property, and are the most capable of speaking on behalf of Seller.

8.2. Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland limited partnership, in good standing and will be qualified to do business in the state in which the Properties are located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

8.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of two (2) years following the Closing Date. Similarly, the representations and warranties of Seller in Seller’s Closing Certificate shall survive the Closing for a period of two (2) years following the Closing Date. Notwithstanding the foregoing, Section 7.5, the representations and warranties contained in Section 8.1(c) and the indemnification contained in Section 9.1(a) shall survive the Closing for three (3) years following the Closing Date.

8.4 “As-Is” Purchase. Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Beckley Property. Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Beckley Property. Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Beckley Property which is in Seller’s possession or control. Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Beckley Property and except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Purchaser from Seller, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Beckley Property or its suitability for Purchaser’s intended use. Purchaser shall be deemed to accept the Beckley Property “as is” in all respects.

ARTICLE 9. MISCELLANEOUS

9.1. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against: (a) all debts, obligations, torts and liabilities of the Guilford Real Estate Trust or the Beckley Property arising or incurred prior to the Closing, or (b) against any liability, damages, claims or causes of action as a result of a breach of Seller’s representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement, including, without limitation, Seller’s Closing Certificate. This indemnity shall not apply to the condition of the Beckley Real Property or the Tributary Real Property, except to the extent that Seller has breached any of Seller’s warranties provided under this Agreement. The indemnity contained in Section 9.1(b) relating to a breach of a representation under Section 8.1 (other than Section 8.1(c)) shall survive for two (2) years following the Closing Date, with a maximum liability of $2,000,000. The indemnification contained in Section 9.1(b) relating to a breach of a representation under Section 8.1(c) and the indemnification contained in Section 9.1(a) shall survive for three (3) years following the Closing Date, and Seller’s monetary liability thereunder shall be unlimited.

9.2. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate (including without limitation BioMed Realty Trust, Inc). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser or (b) a partnership or other entity in which Purchaser or an entity described in (a) is a partner or other owner; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

9.3. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

9.4. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

9.5. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.6. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Maryland.

9.7. Survival. Subject to Section 8.3, the provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

9.8. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

9.9. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Properties. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

9.10. Time of the Essence. Time is of the essence in the performance of this Agreement.

9.11. Time. All times, whenever specified herein, shall be local time in San Diego, California.

9.12. Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by securities law(s), including the Securities Act of 1933, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from Seller making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. Except as required by law or SEC requirements, the authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (a) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (b) the existence or status of any negotiations unrelated to the tax issues, or (c) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

9.13. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

9.14. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit I. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

9.15. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.16. Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

9.17. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Properties are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m.

9.18. Public Company Requirements. Upon Purchaser’s request, during the Due Diligence Period and for a period of two years after Closing, Seller shall make the books and records of the Properties and the Guilford Real Estate Trust available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission (“SEC”). Purchaser or its designated independent or other accountants may audit the operating statements of the Properties and the Guilford Real Estate Trust, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit and shall provide to Purchaser’s auditors a customary representation letter from Seller or its representative reasonably satisfactory to Purchaser’s auditors in connection with such audit.

9.19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

9.20. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, for a period of two (2) years following the Closing Date, any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Subject Rights to Purchaser.

9.21. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.22. Submission to Jurisdiction. Each party hereby submits to the nonexclusive jurisdiction of the Maryland State Courts and the federal courts sitting in the State of Maryland for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

1.1.

SELLER:	PURCHASER:
GUILFORD PHARMACEUTICALS INC., a Delaware corporation By /s/ Asher M. Rubin —	BIOMED REALTY, L.P.,
Name: Asher M. Rubin	a Maryland limited partnership
Title: Senior Vice	By /s/ Gary A. Kreitzer
President, General	—
Counsel and	Name: Gary A. Kreitzer
Secretary	Title: Executive Vice President

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Exhibit C hereof.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY By /s/ Earl E. Wise, III

Name: Earl E. Wise, III Title: Vice President Dated: December 22, 2004

AGREEMENT OF PURCHASE AND SALE

(6411 Beckley Street & 6611 Tributary Street, Baltimore, Maryland)

OMITTED SCHEDULE AND EXHIBITS TO AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”) the schedule and exhibits to this Agreement of Purchase and Sale identified below have been omitted. The schedule and exhibits will be furnished supplementally to the Commission upon request.

EXHIBITS

Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Schedule 1	Legal Description of Beckley Property
Legal Description of Tributary Property
Earnest Money Escrow Provisions
Earnest Money Escrow Provisions
Property Information
Entity Information
Owner’s Affidavit
Form of Assignment of Agreement of Sale of Membership Interests
Form of Lease
Form of Seller’s Certificate
Notice Addresses
Tangible and Intangible Personal Property